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                                                                      EXHIBIT 12


DELTA AIR LINES, INC.
STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (In millions, except ratios)

                                                                     -------------------------------------------------------
                                                                      1997         1996        1995        1994       1993
                                                                      ----         ----        ----        ----       ----
Earnings (loss):
              Earnings (loss) before income taxes and cumulative
              effect of accounting changes                             $1,415      $  276      $  494      $(660)     $(651)

Add (deduct):
              Fixed charges from below                                    673         582         665        689        616
              Interest capitalized                                        (33)        (26)        (30)       (33)       (62)
              Interest offset on
                Guaranteed Serial
                ESOP Notes                                                  -          (2)         (4)       (14)       (15)

                                                                       ----------------------------------------------------
Earnings (loss) as adjusted                                            $2,055      $  830      $1,125      $ (18)     $(112)
                                                                       ====================================================
Fixed charges:

              Interest expense                                         $  207      $  269      $  292      $ 304      $ 239
              Portion of rental expense representative
              of the interest factor                                      466         311         369        371        362
              Additional interest on
                Guaranteed Serial
                ESOP Notes                                                  -           2           4         14         15

                                                                       ----------------------------------------------------
Total fixed charges                                                    $  673      $  582      $  665      $ 689      $ 616
                                                                       ====================================================


Ratio of earnings to fixed charges                                       3.05        1.43        1.69          -          -

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Earnings for the fiscal years ended June 30, 1994 and 1993 were inadequate to cover fixed charges. Additional earnings of $707 million for the fiscal year ended June 30, 1994, and of $728 million for the fiscal year ended June 30, 1993, would have been necessary to bring the ratio to 1.0.